Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

LIFE360, INC.

The undersigned, Russell Burke, hereby certifies that:

1.	The undersigned is the duly appointed and acting Chief Financial Officer of Life360, Inc., a Delaware corporation.

2.	The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on April 17, 2007 under the name of LReady, Inc.

3.	The Amended and Restated Certificate of Incorporation, as amended, of this corporation shall be restated to read in full as follows:

“ARTICLE I

The name of this corporation is Life360, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares which the Corporation is authorized to issue is 500,000,000 shares, each with a par value of $0.001 per share, all of which shares shall be Common Stock.

(B) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction (as defined below), the assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each. For purposes of this Section 2, a “Liquidation Transaction” shall be deemed to occur if the Corporation shall sell, lease or otherwise dispose of all or substantially all of the assets of the Corporation, or sell, exclusively license, convey, exchange or otherwise transfer all or substantially all of the intellectual property of the Corporation, or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), provided that none of the following shall be considered a Liquidation Transaction: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation or (B) a bona fide equity financing in which the Corporation is the surviving corporation or (C) a transaction in which the securities held by the stockholders of the Corporation immediately prior to the transaction represent 50% or more of the voting power of the surviving corporation following the transaction. Nothing in this Section 2 shall require the distribution to stockholders of anything other than proceeds of such transaction in the event of a merger or consolidation of the Corporation.

3. Redemption. The Common Stock is not mandatorily redeemable.

4. Voting Rights and Powers. Each holder of Common Stock shall be entitled to the right to one vote per share of Common Stock, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

When the terms of this Restated Certificate refer to a specific agreement (including, for the avoidance of doubt, any Escrow Agreement) or other document or a decision by any body or person that determines the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise expressly provided herein, a reference to any specific agreement (including, for the avoidance of doubt, any Escrow Agreement) or other document or any law or regulation (including, for the avoidance of doubt, the Listing Rules) shall be deemed a reference to such agreement, document, law or regulation as amended from time to time.

ARTICLE VI

Except as otherwise set forth herein, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. The number of directors that constitutes the entire Board of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.

From and after the effectiveness of this Amended and Restated Certificate of Incorporation, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VIII

Distributions by the Corporation may be made without regard to “preferential dividends arrears amount” or any “preferential rights,” as such terms may be used in Section 500 of the California Corporations Code, and, in such case, for purposes of making any calculation under Section 500 of the California Corporations Code, the amount of any “preferential dividends arrears amount” or “preferential rights” shall be deemed to be zero (0).

ARTICLE IX

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Solely for purposes of this Paragraph A, “officer” shall have the meaning provided in Section 102(b)(7) of the Delaware General Corporation Law.

(B) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the Corporation and any other persons to which the Delaware General Corporation Law permits the Corporation to provide indemnification.

(C) Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(D) [Reserved]

(E) In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities (each, a “Fund”) acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund (a “Corporate Opportunity”), then (i) such Corporate Opportunity shall belong to such Fund, (ii) such director shall, to the fullest extent permitted by law, be deemed to have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such Corporate Opportunity, and (iii) the Corporation, to the fullest extent permitted by law, waives any claim that such Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates; provided, however, that such director acts in good faith and such opportunity was not offered to such person solely in his or her capacity as a director of the Corporation

ARTICLE X

(A)  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any stockholder, director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Restated Certificate or Bylaws or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

(B) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

ARTICLE XI

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE XII

Notwithstanding anything contained herein or in the Bylaws of the Corporation to the contrary, for such time as the Corporation is admitted to the Official List of ASX Limited (the “ASX”), the following shall apply:

(A) Except to the extent of any express written waiver (whether before or after the relevant act is taken) by ASX, if the Listing Rules prohibit an act being done, the Corporation shall not have the power or authority to take such act.

(B) Nothing contained in this Restated Certificate or the Bylaws of the Corporation shall prevent an act being done that the Listing Rules require to be done.

(C) If the Listing Rules require an act to be done or not to be done, the Board of Directors (and any committee or subcommittee thereof) and each officer of the Corporation shall have authority to cause such act to be done or not to be done (as the case may be).

(D) If the Listing Rules require this Restated Certificate or the Bylaws of the Corporation to contain a provision and such document does not contain such provision, such applicable document shall, and shall be deemed to, contain such provision.

(E) If the Listing Rules require this Restated Certificate or the Bylaws of the Corporation not to contain any provision otherwise contained herein or therein, such provision shall be, and shall be deemed to be, excluded from such document.

(F) If any provision of the Restated Certificate or Bylaws of the Corporation is or becomes inconsistent with the Listing Rules, such inconsistency shall not affect the validity or enforceability of any other provision of such document, and such document shall not contain that provision to the extent of the inconsistency.

ARTICLE XIII

If this Restated Certificate provides for more or less than one vote for any share, on any matter, every reference in this Restated Certificate or the Bylaws of the Corporation to a majority or other proportion of stock, voting stock or shares shall refer to such majority or other proportion of the votes of such stock, voting stock or shares.

ARTICLE XIV

To the extent that any provision of this Restated Certificate is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Restated Certificate, and following any determination by a court of competent jurisdiction that any provision of this Restated Certificate is invalid or unenforceable, this Restated Certificate shall contain only such provisions (A) as were in effect immediately prior to such determination and (B) were not so determined to be invalid or unenforceable.”

* * *

The foregoing Restated Certificate has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at San Mateo, California, on May 29, 2024.

By:	/s/ Russell Burke
Russell Burke
Chief Financial Officer

RESTATED CERTIFICATE OF INCORPORATION OF LIFE360, INC.